SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 16, 2001
Date of Report

                       CACI International Inc
(Exact name of registrant as specified in its Charter)

                         Delaware
(State or other jurisdiction of incorporation)

                 0-8401
(Commission File Number)

                  54-1345888
(IRS Employer Identification No.)
1100 N. Glebe Road
                   Arlington, Virginia 22201
(Address of principal executive offices)(Zip code)

                             (703) 841-7800
(Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OF ASSETS.

On August 13, 2001, the Registrant announced that it had signed a letter of intent to acquire all of the shares of Digital Systems International Corporation ("DSCI"), a privately held information technology ("IT") company headquartered in Arlington, Virginia. It is expected that the acquisition, which will be financed through the Registrant's existing credit facility, will be completed within ninety days. With approximately 550 employees located in Virginia, Maryland, Alabama, South Carolina and California, DSIC focuses on high-level IT services in the areas of enterprise resource planning systems, client server and web-enabled applications, enterprise networking and information assurance, process modeling and simulation methodology solutions, and acquisition/program management consulting services, primarily for the Federal government. In addition to further enhancing the Registrant's capabilities and offerings for its existing client base, the skills and expertise of DSIC's employees will complement the Registrant's strong qualifications for future business development opportunities. Revenue for DSIC was approximately $55 million for the past twelve months.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 13, 2001, the Registrant also announced that, effective July 1, 2001, it would adopt the Financial Accounting Standards Board's SFAS No.141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets".

The Registrant further announced that it was able to obtain a more favorable tax treatment for the COMNET transaction reported on Form 8-K dated November 15, 1999 and on Form 8-K/A dated December 20, 1999. The Registrant will therefore report a one-time, after-tax gain of $1.5 million, or $0.13 per diluted shares, in conncection with its discontinued operations.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

99.1	Press Release dated August 13, 2001, announcing the Registrant's intent to acquire Digital Systems International Corporation, Guidance for FY02, and Extraordinary Event, Fourth Quarter FY01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/

Jeffrey P. Elefante Executive Vice President General Counsel and Secretary